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Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders
Southwest Water Company

We consent to incorporation by reference in the registration statement (No. 33-21154 and 333-77881) on Form S-3 and the registration statements (Nos. 33-28918, 33-28919, 33-73174, 333-18513 and 333-38935) on Form S-8 of Southwest Water
Company of our report dated January 24, 2001, relating to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Southwest Water Company.

/s/ KPMG LLP


Los Angeles, California
March 28, 2001